Exhibit 10

EXECUTION COPY

WAIVER AND RELEASE

This WAIVER AND RELEASE, dated June 23, 2006 (the “Waiver”), is made by and entered into by Mayo A. Shattuck III.

WHEREAS, Constellation Energy Group, Inc., a Maryland corporation (the “Company”) and I are parties to that certain Amended and Restated Change in Control Agreement, dated December 16, 2005 (the “CIC Agreement”) and also are parties to that certain Employment Agreement, dated December 18, 2005 (the “Employment Agreement”); and

WHEREAS, after due consideration, I have decided to waive certain rights that I may have (or become entitled to assert in the future) following completion of the proposed merger between the Company and FPL Group, Inc. (the “Merger”), under the CIC Agreement, the Employment Agreement, the Company’s Senior Executive Supplemental Plan (the “SERP”) and certain other benefit plans of the Company. Capitalized terms used herein without separate definition shall have the respective meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, the Company’s confirmation (as contemplated below) that certain benefits, incentives and entitlements will continue in effect for me after the completion of the Merger and shall remain available to me and will not be cashed out, cancelled or modified, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, I hereby agree as follows:

1.               Notwithstanding anything to the contrary in the CIC Agreement, the Employment Agreement or the SERP, I hereby irrevocably waive any and all rights (a) to assert that the completion of the Merger or any of the other Transactions, will, for purposes of the SERP, constitute a “Change in Control” (as such term is defined in the SERP), (b) under the SERP arising from the occurrence of an “entitlement event” in connection with the Merger or the Transactions for purposes of Section 5(c)(iv)(1) of the SERP or (c) under clause (ii) of Section 2(b) of the CIC Agreement arising from any “Qualifying Termination” (as defined in the CIC Agreement) of my employment; provided, that neither clause (c) of this sentence nor any other provision of this Waiver shall in any way affect my rights to payments or benefits under the SERP in connection with (i) my retirement pursuant to Section 5(b)(i) of the SERP on or after my “Normal Retirement Date” provided that on my “Severance From Service Date” (as defined in the SERP) I have satisfied the age and credited services requirements of Section 5(b)(i) of the SERP or (ii) the entitlement events set forth in Sections 5(c)(iv)(2) or (3) of the SERP (it being agreed, however, that my rights in connection with the occurrence of an entitlement event under Section 5(c)(iv)(3) of the SERP arising as a result of my “involuntary Demotion” or “involuntary Termination From Employment with Constellation Energy Group without Cause” shall be subject to the terms of the waiver set forth in paragraph 2 below); provided further, that clause (c) of this sentence does not apply to any termination of my employment following any subsequent “Change in Control” (as such term is defined in the CIC Agreement) of the Company that occurs after completion of the Merger and the other Transactions. Consistent with clauses (a), (b) and (c) of the first sentence of this paragraph 1, I hereby irrevocably waive any and all rights arising from (1) the first sentence of Section 7 of the Employment Agreement and agree that such Section 7 shall be applied as if the first sentence had been deleted in its entirety and (2) except for an event covered by Sections 5(b)(i), 5(c)(iii), 5(c)(iv)(2) or 5(c)(iv)(3) of the SERP (subject, in the case of Section 5(c)(iv)(3) to the extent set forth in this paragraph 1, to the terms of the waiver set forth in paragraph 2 below), the second sentence of Section 7 of the Employment Agreement as it applies to the SERP.

2.               I hereby irrevocably waive any and all rights under Section 5(c)(iv)(3) of the SERP as the result of the occurrence of an “involuntary Demotion” or an “involuntary Termination from Employment with Constellation Energy Group without Cause” arising from (a) changes to my compensation, executive responsibilities or positions with the Company that are made in connection with the Merger or the other Transactions as contemplated by the Employment Agreement, including without limitation my relinquishing of the offices and responsibilities of President and Chief Executive Officer and the redefinition of my responsibilities as a senior executive officer of the Company (including as Chairman of the Board of Directors of the Company (the “Board”)), or (b) changes to my compensation, executive responsibilities or positions with the Company made thereafter, if in accordance with the terms of the Employment Agreement. This Waiver shall not apply to any circumstance in which I shall cease to hold the position of Chairman of the Board (even if I continue to serve as a director of the Company), or in which my compensation, executive responsibilities or positions with the Company are reduced or modified in breach of the terms of the Employment Agreement, and I acknowledge that should any such circumstance occur, the determination of whether an “involuntary Demotion” or an “involuntary Termination from Employment with Constellation Energy Group without Cause” has occurred for purposes of the SERP shall be determined in accordance with the terms of the SERP.

3.               I hereby irrevocably waive any and all rights (a) under Section 8 of the Company’s Executive Annual Incentive Plan (the “Annual Incentive Plan”) as it may apply to any separation from service after completion of the Transactions, provided that this Waiver does not apply to any separation from service following any subsequent change in control of the Company (as such term is defined in the Annual Incentive Plan) that occurs after completion of the Transactions, and (b) under Section 13 of the Company’s 2002 Executive Long-Term Incentive Plan (the “2002 LTIP”) to accelerated vesting upon completion of the Transactions with respect to the shares of restricted stock that I hold that are outstanding under the 2002 LTIP and that are scheduled to vest in January 2007 (the “Restricted Stock”) and the payment to me of any gain in cash on the Restricted Stock upon completion of the Transactions, subject to the Company’s confirmation (which shall be evidenced by its acceptance of this Waiver, as provided for on the signature page of this Waiver) that the Restricted Stock will remain outstanding following completion of the Merger and the other Transactions and continue to be subject to vesting in accordance with the terms of the Restricted Stock.

4.               In support of the foregoing waivers, I forever release and discharge the Company and its affiliates and representatives (collectively, “Releasees”) from any and all causes of action,

judgments, liens, indebtedness, damages, losses, claims (including attorneys’ fees and costs), liabilities and demands of whatever kind and character in connection with, relating to or in any way derivative of any claims, demands or requests for, or rights with respect to, payments or benefits that have been waived by me pursuant to this Waiver.

5.               The effectiveness of this Waiver shall be subject to (a) the receipt by the Company of consent of FPL Group, Inc., in accordance with the Merger Agreement and (b) the approval of the Compensation Committee of the Board of changes to my compensation and benefits, and to the application to me of my continuing rights under the SERP and the Company incentive plans and benefits, as contemplated by this Waiver, and such plans and programs, including the SERP, the Annual Incentive Plan and the 2002 LTIP, which consent and approval have been obtained prior to the Company’s execution and acceptance of this Waiver, as evidenced by such execution and acceptance.

6.               If the Merger Agreement is terminated in accordance with it terms prior to the completion of the Merger, this Waiver shall be null and void as of the date on which the Merger Agreement is terminated.

7.               I am executing this Waiver without reliance on any promise, warranty or representation by any third party (or any third party’s representative), other than as expressly set forth in this Waiver.

8.               This Waiver shall bind my heirs, personal representatives, successors and assigns.

9.               This Waiver shall not be modified except by means of a writing signed by me and the Company.

10.         This Waiver is made and entered into in the State of Maryland and shall in all respects be interpreted and enforced in accordance with Maryland law.

11.         If any provision of this Waiver should be deemed or held invalid or unenforceable, in whole or in part, by a court of law, such determination shall not affect any other provision of this Waiver.

[Signature page follows]

*  *  *

IN WITNESS WHEREOF, this Waiver has been duly executed this 23rd day of June, 2006 by Mayo A. Shattuck III.

/s/ Mayo A. Shattuck III
Mayo A. Shattuck III

State of Maryland)

City of Baltimore) ss.

Sworn to and subscribed before me on the 23rd day of June, 2006.

/s/ Holly Anne Hertsgaard
Notary Public’s Signature

My Commission Expires 2-1-08

(SEAL)

Accepted by:

CONSTELLATION ENERGY GROUP, INC.

By:                             /s/ Irving B. Yoskowitz
Name:  Irving B. Yoskowitz
Title:  Executive Vice President and General Counsel

Date of acceptance:  June 23, 2006